Exhibit 99.2

CABOT CORPORATION
FIRST QUARTER FISCAL YEAR 2007
SUPPLEMENTAL BUSINESS INFORMATION
(Unaudited)

Business Segment Sales Analysis

Key factors impacting net sales for each business during the first quarter of 2007 were as follows:

Carbon Black Business

Impact on Sales (Dollars in millions)	Q1 2007 vs Q1 2006	Q1 2007 vs Q4 2006
Prices	36	(2)
Foreign currency translation	14	2
Volumes	8	(31)

Metal Oxides Business

Impact on Sales (Dollars in millions)	Q1 2007 vs Q1 2006	Q1 2007 vs Q4 2006
Volumes	8	(4)
Foreign currency translation	2	—

Supermetals Business

Impact on Sales (Dollars in millions)	Q1 2007 vs Q1 2006	Q1 2007 vs Q4 2006
Volumes	(6)	7
Prices	(10)	5

Business Segment Profitability Analysis

Key factors impacting PBT for each business during the first quarter of 2007 were as follows:

Carbon Black Business

Impact on PBT (Dollars in millions)	Q1 2007 vs Q1 2006	Q1 2007 vs Q4 2006
Price / mix	35	4
Volumes	4	(15)
Raw materials	—	23
Fixed costs	(4)	5
Inventory change and other inventory charges	(8)	1

Metal Oxides Business

Impact on PBT (Dollars in millions)	Q1 2007 vs Q1 2006	Q1 2007 vs Q4 2006
Volumes	5	(3)
Raw materials	4	—
Fixed costs	(2)	1

Supermetals Business

Impact on PBT (Dollars in millions)	Q1 2007 vs Q1 2006	Q1 2007 vs Q4 2006
Fixed costs	17	3
Selling, technical and administrative expenses	4	(1)
Volumes	(4)	4
Price / mix	(10)	5
Raw materials	(1)	(2)

Business Segment Volume Changes

Business Segment	Q1 2007 vs Q1 2006	Q1 2007 vs Q4 2006
Carbon Black Business
Rubber Blacks	8%	(5%)
Performance Products	(4%)	(10%)
Inkjet Colorants	(9%)	(18%)
Metal Oxides Business
Fumed Metal Oxides	13%	(6%)
Supermetals Business	(6%)	11%

Rubber Blacks Regional Volume Changes
Region	Q1 2007 vs Q1 2006	Q1 2007 vs Q4 2006
North America	(23%)	(21%)
South America	11%	(5%)
Europe	13%	2%
Asia Pacific	18%	(6%)
China	34%	9%

Capital Expenditures

Cabot invested approximately $26 million in capital expenditures during the first quarter of fiscal year 2007 compared to $49 million in the same period of fiscal year 2006.

Share Repurchases

There were no open market purchases of Cabot common stock during the quarter.

Working Capital

During the first quarter of 2007 net working capital increased by $32 million in constant dollars ($42 million at actual exchange rates).  The increase in net working capital was driven by a decrease in accounts payable resulting from the payment of certain year end accruals as well as lower feedstock costs.

Effective Tax Rate

The Company’s effective tax rate for net income was 25% for the first quarter of 2007.